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                                                               EXHIBIT (e)(12)

                               AMENDMENT NO. 1 TO
                              THE RIGHTS AGREEMENT

                  This Amendment No. 1 to the Rights Agreement, dated as of June 5, 2000, by and between Primark Corporation, a Michigan corporation (the "Company"), and Fleet National Bank, formerly known as BankBoston, N.A. (the "Rights Agent").

                  WHEREAS, the Board of Directors of the Company has authorized the execution and delivery by the Company of an Agreement and Plan of Merger, dated as of June 5, 2000, by and among The Thomson Corporation, an Ontario, Canada corporation ("Thomson"), Marquee Acquisition Corporation, a Michigan corporation ("Merger Sub") and a wholly-owned subsidiary of Thomson, and the Company, and in connection therewith the Board has determined in good faith that certain amendments set forth below to the Rights Agreement, dated as of May 29, 1997, between the Company and the Rights Agent (the "Rights Agreement"), are necessary and desirable and, pursuant to Section 26 of the Rights Agreement, has duly authorized such amendments to the Rights Agreement. A duly authorized officer of the Company has executed and delivered this Amendment No. 1 to the Rights Agreement (the "Amendment").

                  NOW THEREFORE, the parties hereby agree as follows:

                  SECTION 1. CERTAIN DEFINITIONS. For purposes of this Amendment, terms which are capitalized but not defined herein and which are defined in the Rights Agreement shall have the meanings ascribed to them in the Rights Agreement.

                  SECTION 2. AMENDMENT TO SECTION 1 OF RIGHTS AGREEMENT. Section 1 of the Rights Agreement is hereby amended to add the following definitions:

                  "Merger" shall mean the merger of Merger Sub with and into the Company pursuant to the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 5, 2000, by and among Thomson, Merger Sub and the Company, as the same may be amended from time to time in accordance with its terms.

                  "Merger Sub" shall mean Marquee Acquisition Corporation, a Michigan corporation and a wholly owned subsidiary of Thomson.

                  "Thomson" shall mean The Thomson Corporation, an Ontario, Canada corporation.

                  SECTION 3. AMENDMENT TO SECTION 7(A) OF RIGHTS AGREEMENT.
Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:


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                           (a) Subject to Section 7(e) hereof, the registered
         holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to each surrendered Right for the total number of shares (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date; (ii) the time at which the Rights are redeemed as provided in Section 23 hereof; or (iii) the time which is immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (the earlier of (i), (ii) and (iii) being herein referred to as the "Expiration Date").

                  SECTION 4. ADDITION OF SECTION 34 OF THE RIGHTS AGREEMENT. The Rights Agreement is hereby amended to add thereto Section 34, which provides as follows:

                           Section 34. THE MERGER AGREEMENT. Notwithstanding anything in this Agreement to the contrary, for so long as the Merger Agreement has not been terminated, no Distribution Date or Stock Acquisition Date shall be deemed to have occurred, neither Thomson, Merger Sub nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no Section 11(a)(ii) Event or
         Section 13 Event shall have occurred, in each case by reason of execution or delivery of the Merger Agreement or the Shareholder Agreements (as defined in the Merger Agreement), the making of the Offer (as defined in the Merger Agreement), the acceptance for payment of Shares by Purchaser (each as defined in the Merger Agreement) pursuant to the Offer, the consummation of the Merger or the consummation of any other Transaction (as defined in the Merger Agreement).

                  SECTION 5. EFFECTIVENESS. This Amendment shall be deemed effective as of June 5, 2000 as if executed by both parties on such date. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect.

                  SECTION 6. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed and enforced in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  SECTION 7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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                  SECTION 8. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, then the remainder of the terms, provisions, covenants or restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  SECTION 9. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed, all as of the day and year first above written.

                                            PRIMARK CORPORATION

                                            By: /s/ Michael R. Kargula
                                               -------------------------
                                               Name: Michael R. Kargula
                                               Title: Executive Vice President,
                                                      General Counsel and
                                                      Secretary

                                            FLEET NATIONAL BANK, Rights Agent

                                            By: /s/ Carol Mulvey-Eori
                                               -----------------------------
                                               Name: Carol Mulvey-Eori
                                               Title: Managing Director